Exhibit 99.1

News Release

PartnerRe Ltd. Provides January 2012 Non-Life Renewal Data

PEMBROKE, Bermuda, January 25, 2012 -- PartnerRe Ltd. (NYSE, Euronext: PRE) today announced that during the January 1, 2012 treaty renewal season it expects to write and bind approximately $1.9 billion of Non-Life treaty premium. On a constant foreign exchange basis, this represents an increase of 2% from the renewable premium base.

The renewal information does not include U.S. agriculture which renews later in the first quarter. In addition, approximately $13 million of expected written premium is still in process.

The Company renews approximately 60% percent of its total annual Non-Life treaty business on January 1. The remainder is comprised of treaty business that renews at other times during the year. In addition to treaty business, the Company writes approximately $370 million of facultative business which renews through the year.

PartnerRe President & Chief Executive Officer Costas Miranthis said, “We are pleased with the outcome of the January 1 renewal. In a fragmented reinsurance market, where premium rate changes varied significantly by line and geography, our teams did a very good job of optimizing the risk-adjusted return of our portfolio.”

Mr. Miranthis added, “We are also pleased to have added a number of new client relationships in several markets. In a reinsurance market that is showing some signs of transition, the January 1 renewal provides us with a solid foundation to execute our strategy in 2012.”

The tables below outline PartnerRe’s January 1, 2012 Non-Life treaty renewals and the distribution of risk capital deployed in underwriting the renewals.  Risk capital deployed is an internal measure the Company has determined as being necessary to support its underwriting risks. The amount of risk capital deployed at January 1, 2012 has decreased 19% when compared to that deployed at January 1, 2011.

PartnerRe Ltd. Wellesley House South 90 Pitts Bay Road Pembroke, Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080

News Release

PartnerRe January 1, 2012 Non-Life Treaty Renewal (amounts are in U.S. $ millions and are on a constant foreign exchange basis)
	North America		Global (Non-U.S.) P&C	Global (Non-U.S.) Specialty	Catastrophe		PartnerRe
Renewable	$ 345		$ 541	$ 689	$ 301		$1,876
In Process / Extensions	-		-	8	-		8
Renewable Base	345		541	681	301		1,868
Non-Renewed	(50)		(58)	(17)	(46)		(171)
Renewed	295		483	664	255		1,697
Renewal Changes/New Business	40		103	64	1		208
Total Estimated Premium	335		586	728	256		1,905
In Process / Potential New	-		3	10	-		13
Total Potential	$ 335		$ 589	$ 738	$256		$1,918
Growth %	(3%	)	9%	7%	(15%	)	2%

Distribution of Gross Non-Life Underwriting Risk Capital Deployed in January 1 Renewals
	2010	2011	2012
Casualty	6%	7%	9%
Property	21%	22%	26%
Specialty Lines	21%	21%	25%
Catastrophe	50%	48%	36%
Motor	2%	2%	4%
Total	100%	100%	100%
NOTE: This table shows gross Non-Life underwriting risk capital deployed at January 1 and does not include capital to support other risks, such as reserving risk resulting from prior underwriting activity and asset risk.  A new method for calculating underwriting risk capital deployed was implemented for 2012, and prior year numbers were recalculated to the current basis. The percentages shown here are not necessarily indicative of full year trends.

PartnerRe is scheduled to release fourth quarter and full year 2011 results after the close of trading on Monday, February 6, 2012. PartnerRe Management will conduct a conference call and webcast on Tuesday, February 7, 2012 at 10:00 a.m. Eastern to discuss results and provide additional information on the January 1, 2012 renewals.
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PartnerRe Ltd. is a leading global reinsurer, providing multi-line reinsurance to insurance companies. The Company, through its wholly owned subsidiaries, also offers capital markets products that include weather and credit protection to financial, industrial and service companies. Risks reinsured include property, casualty, motor, agriculture, aviation/space, catastrophe, credit/surety, engineering, energy, marine, specialty property, specialty casualty, multiline and other lines, mortality, longevity and health, and alternative risk products. For the year ended

PartnerRe Ltd. Wellesley House South 90 Pitts Bay Road Pembroke, Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080

News Release

December 31, 2010, total revenues were $5.9 billion. At September 30, 2011, total assets were $23.6 billion, total capital was $7.5 billion and total shareholders’ equity was $6.7 billion.

Forward-looking statements contained in this press release are based on the Company’s assumptions and expectations concerning future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. PartnerRe’s forward-looking statements could be affected by numerous foreseeable and unforeseeable events and developments such as exposure to catastrophe, or other large property and casualty losses, credit, interest, currency and other risks associated with the Company’s investment portfolio, adequacy of reserves, levels and pricing of new and renewal business achieved, changes in accounting policies, risks associated with implementing business strategies, and other factors identified in the Company’s filings with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking information contained herein, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The Company disclaims any obligation to publicly update or revise any forward-looking information or statements.

Contacts:	PartnerRe Ltd.	Sard Verbinnen
	(441) 292-0888	(212) 687-8080
	Investor Contact: Robin Sidders	Drew Brown/Briana Kelly
Media Contact: Celia Powell

PartnerRe Ltd. Wellesley House South 90 Pitts Bay Road Pembroke, Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080